Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current
Vice President & CFO
517/372-9200

Neogen’s revenues and net income increase 33%

LANSING, Mich., Sept. 23, 2010 – Neogen Corporation (Nasdaq: NEOG) announced today that its net income for the first quarter of FY 2011, which ended Aug. 31, increased 33% from the prior year’s $4,395,000 to $5,824,000, or to $0.25 per share compared to the prior year’s first quarter of $0.19, adjusted for a 3-for-2 stock split that was effective Dec. 15, 2009.

First quarter revenues also increased 33% from the previous year’s first quarter of $32,347,000 to $42,923,000 in FY 2011. The current year’s 33% revenue increase is comprised of a 14% increase in organic sales of product lines available in the prior year’s first quarter, and the addition of the BioKits and GeneSeek product lines. The first quarter revenues and net income represent quarterly records for the 28-year-old company.

“We are very pleased with the results of the quarter and especially the dedication of our 600 employees who have kept our strong quarter-to-quarter growth going for almost 20 years,” said James Herbert, Neogen’s chief executive officer and chairman. “Since the U.S. is experiencing about four food safety recalls per week, it’s clear we need to continue developing solutions for our customers.”

The quarter marked the 70th consecutive profitable quarter from operations for the company, and was the 74th of the past 79 quarters when Neogen reported revenue increases as compared with the previous year — including the last 22 consecutive quarters.

“We are obviously pleased to report the outstanding first quarter sales growth, and a percentage increase in operating income that exceeded our percentage increase in revenues. These results provide further evidence of improving efficiencies and general operational strength throughout Neogen,” said Lon Bohannon, Neogen’s president and chief operating officer. “It is noteworthy that the revenue growth was broad based with increases in sales across many product lines and market segments, and also worth noting that both of our divisions had solid increases in operating margin.”

Neogen’s operating income for the first quarter increased to 22.4% of the company’s quarterly revenues, compared to the prior year’s first quarter of 21.5%. Largely the result of a continuing favorable product mix, Neogen’s gross margin was 53.0% of sales in its first quarter of the current year, approximately the same as FY 2010’s first quarter.

“We had another exceptional quarter generating cash, and have cash and investments to provide for pursuit of a wide variety of growth strategies,” said Richard Current, Neogen’s chief financial officer. “Our inventories are down in comparison to our prior quarter, as we continue our progress in controlling the level of inventories without impacting sales. Although we are able to report exceptional first quarter net income, our performance this quarter was adversely affected by an unfavorable translation from European and British currencies to U.S. dollars. The growth we are reporting for our Scotland-based operations is in spite of the currency translation, not because of it.”

The company’s Scotland-based Neogen Europe subsidiary posted a 39% increase in revenues in the current quarter compared to the prior year’s first quarter, despite the adverse currency translation. The Scottish subsidiary’s sales represent a combination of sales of Neogen food safety products produced in the U.S. for the European market, and diagnostics manufactured in Scotland for worldwide distribution.

Overall, Neogen’s Food Safety Division first quarter revenues increased 27% to $22,252,000. The division’s organic sales increased 21% in the quarter as sales of most of Neogen’s broad range of food safety products showed strength. The company’s diagnostics for mycotoxins in grains, food allergens, foodborne pathogens, spoilage organisms and sanitation concerns all increased sharply in the quarter. The division also recorded a significant increase in sales of Acumedia dehydrated culture media that it offers to the cell culture market. Instead of being used to grow bacteria, cell culture media is used to grow specific plant and animal cells used in the production of vaccines, and other uses. Sales of the company’s test for histamine also increased substantially in the quarter compared to the prior year’s first quarter. Histamine is a toxin produced in certain types of harvested fish, especially tuna, if they are improperly stored and transported.

Neogen’s Animal Safety Division led the company’s first quarter revenue increase, with sales up 39% from $14,871,000 in FY 2010 to $20,671,000 in FY 2011. While the April 2010 acquisition of the GeneSeek agricultural genetics laboratory service business contributed significantly to the quarter-over-quarter revenue gain, a number of core product lines experienced significant revenue increases compared to the previous year.

Sales of Neogen’s Ideal veterinary instruments, which include needles and syringes and Neogen’s unique detectable veterinary needles, continue to be strong, increasing by 35% over the prior year’s first quarter. Sales of Neogen’s veterinary surgical supply products increased approximately 10% in the FY 2011 quarter compared to the prior year. Continuing market acceptance of Neogen’s line of veterinary supplements led to a 57% sales increase in the first quarter.

In August, Neogen was named to Fortune’s list of the “100 Fastest-Growing Companies” for 2010. Fortune’s list includes foreign and domestic companies traded on a major U.S. stock exchange with a market capitalization of at least $250 million. Criteria for qualification to the list also includes revenue and net income of at least $50 million and $10 million, respectively, for the four quarters ended on or before April 30, 2010, and an annualized growth in revenue and earnings per share of at least 15% annually over the three years ended on or before April 30.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases, and sanitation concerns, and dehydrated culture media. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION SUMMARIZED UNAUDITED CONSOLIDATED OPERATING DATA

(In thousands, except percentages and per share amounts)

	Quarter Ended Aug. 31
	2010	2009
Revenue
Food Safety	$22,252	$17,476
Animal Safety	20,671	14,871

Total revenue	42,923	32,347
Cost of sales	20,156	15,077

Gross margin	22,767	17,270
Other expenses
Sales & marketing	7,512	5,972
Administrative	3,862	2,890
Research & development	1,797	1,464

Total other expenses	13,171	10,326

Operating income	9,596	6,944
Other revenue (expense)	(372)	51

Income before tax	9,224	6,995
Income tax	3,400	2,600

Net income	$5,824	$4,395
Net income per diluted share (1)	$0.25	$0.19

Other information:
Shares to calculate per share (1)	23,445	22,886
Depreciation & amortization	$1,259	$1,012
Interest income	29	17
Gross margin (% of sales)	53.0%	53.4%
Operating income (% of sales)	22.4%	21.5%
Revenue increase vs. FY 2010	32.7%
Net income increase vs. FY 2010	32.5%

NEOGEN CORPORATION SUMMARIZED UNAUDITED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Aug. 31 2010	May 31 2010
Assets
Current assets
Cash & investments	$33,701	$22,806
Accounts receivable	27,091	27,433
Inventory	30,100	31,316
Other current assets	4,924	4,465

Total current assets	95,816	86,020
Property & equipment	19,759	19,180
Goodwill & other assets	75,139	75,033

Total assets	$190,714	$180,233

Liabilities & Stockholders’ Equity
Current liabilities	$19,555	$17,033
Long-term lines of credit	—	—
Other long-term liabilities	10,303	10,147
Stockholders’ equity-shares outstanding 22,733 in Aug. & 22,625 in May	160,856	$153,053

Total liabilities & stockholders’ equity	$190,714	$180,233

(1)	Reflects effect of Dec. 15, 2009, 3-for-2 stock split

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